UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  August 19, 2010

Urologix, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-28414	41-1697237
(Commission File Number)	(I.R.S. Employer Identification No.)

14405 21st Avenue North Minneapolis, MN	55447
(Address Of Principal Executive Offices)	(Zip Code)

(763) 475-1400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.
ITEM 8.01	OTHER EVENTS.

On August 19, 2010, the Company received a letter from The Nasdaq Stock Market stating that the bid price of the Company’s common stock was below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with Listing Rule 5550(a)(2) requiring a minimum bid price of $1.00 per share.

The letter stated that under the Listing Rules, the Company has 180 days, or until February 15, 2011, to regain compliance with the minimum bid price requirement for continued listing.

Subsequent to the August 2010 letter, the Nasdaq Stock Market changed its Listing Rules to permit eligible companies to receive a second 180 day compliance period to cure a deficiency in the minimum bid price requirement.

On January 13, 2011, the Company submitted a letter to The Nasdaq Stock Market requesting the grant of an additional 180 day compliance period ending August 15, 2011 and agreeing to effect a reverse stock split should the Company not cure the bid price deficiency during the second compliance period.  The Company believes that it is eligible to receive this second 180 day compliance period under the Listing Rules.  The Nasdaq Stock Market has informed the Company that it will make a determination as to the Company’s eligibility and the availability of the second cure period on or about February 15, 2011.

In order to achieve compliance with the bid price requirement, the Company’s common stock must maintain a closing $1.00 bid price for a minimum of 10 consecutive business days during the compliance period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UROLOGIX, INC.

By:	/s/ Stryker Warren, jr.
Stryker Warren, jr. Chief Executive Officer

Date: February 7, 2011